Exhibit 99.(g)

NOTE AND WARRANT ASSIGNMENT AND ACCEPTANCE AGREEMENT

THIS NOTE AND WARRANT ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Assignment and Acceptance”) dated as of October 22, 2002 is made between each of the Purchasers identified in the signature pages attached hereto (each, an “Assignor” and, collectively, the “Assignors”) and each of the assignees identified in the signature pages attached hereto (each, an “Assignee” and, collectively, the “Assignees”).

RECITALS

WHEREAS, each Assignor is a party to that certain Note and Warrant Purchase Agreement dated as of September 19, 2002 (as amended, amended and restated, modified, supplemented or renewed, the “Note Purchase Agreement”) among ISTA Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and the purchasers party thereto (including the Assignor, the “Purchasers”).  Any capitalized terms used and not defined herein have the meanings given to such terms in the Note Purchase Agreement;

WHEREAS, pursuant to the Note Purchase Agreement, each Assignor agreed to purchase (a) a Senior Secured Convertible Promissory Note in the original principal amount set forth opposite the respective Assignor’s name on Schedule I attached thereto (the “Original Notes”) and (b) a Warrant to Purchase Shares of Common Stock for the number of shares of common stock in the Company as set forth opposite the respective Assignor’s name on Schedule I thereto (the “Original Warrants”);

WHEREAS, each Assignor wishes to assign to the Assignees a portion of its rights and obligations under the Original Note to which such Assignor is a party, subject to the terms of the Note Purchase Agreement, in the amount set forth opposite such Assignors name in Schedule 1 attached hereto (collectively, the “Assigned Note Amount”) on the terms and subject to the conditions set forth herein and the Assignees wish to accept assignment of such rights and to assume such obligations from the Assignors on such terms and subject to such conditions;

WHEREAS, each Assignor also wishes to assign to the Assignees a portion of its rights and obligations to purchase shares under the Original Warrant to which such Assignor is a party, subject to the terms of the Note Purchase Agreement, with respect to the number of shares set forth opposite such Assignors name in Schedule 1 attached hereto (collectively, the “Assigned Warrant Shares”) on the terms and subject to the conditions set forth herein and the Assignees wish to accept assignment of such rights and to assume such obligations from the Assignors on such terms and subject to such conditions;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

1.             Assignment and Acceptance.

(a)   Subject to the terms and conditions of this Assignment and Acceptance, (i) each Assignor hereby sells, transfers and assigns to the Assignees, and (ii) each Assignee hereby purchases, assumes and undertakes from the Assignors, without recourse and without representation or warranty (except as provided in this Assignment and Acceptance) the percentage share (or principal amount) of such Assignor’s obligations (A) under the Original Note to which such Assignor is a party, (B) under the Original Warrant to which such Assignor is a party, and (C) all related rights, benefits, obligations, liabilities and indemnities of such Assignor under and in connection with the Note Purchase Agreement and the other Transaction Documents.

(b)   With effect on and after the Effective Date (as defined in Section 5 hereof), each Assignee shall be a party to the Note Purchase Agreement and succeed to all of the rights and be obligated to perform all of the obligations of a Purchaser under the Note Purchase Agreement (including without limitation, indemnification and confidentiality requirements), under a Note (or Notes) in an aggregate amount equal to such Assignee’s portion of the aggregate Assigned Note Amount, under a Warrant in the number of shares equal to such Assignee’s portion of the Assigned Warrant Shares and under other Transaction Documents. Each Assignee agrees that it will perform in accordance with its terms all of the obligations which by the terms of the Note Purchase Agreement are required to be performed by it as a Purchaser.  It is the intent of the parties hereto that, as of the Effective Date (i) the aggregate principal amount of each Assignor’s Original Note shall be reduced by an amount equal to such Assignor’s portion of the aggregate Assigned Note Amount set forth on Schedule 1, and (ii) the aggregate number of shares that may be purchased under each Assignor’s Original Warrant shall be reduced by the number of shares equal to such Assignor’s portion of the aggregate Assigned Warrant Shares set forth on Schedule 1.  Each such Assignor shall relinquish its rights and be released from its obligations under the Note Purchase Agreement, the Original Note, and the Original Warrant to the extent such rights and obligations have been assigned to and assumed by the Assignees. After giving effect to the assignment and assumption set forth herein, on the Effective Date the outstanding amount (including principal and interest) of each Original Note (or any replacement Note) shall be the amount set forth opposite the applicable Assignor’s name on Schedule 1 attached hereto.

(c)   After giving effect to the assignment and assumption set forth herein, on the Effective Date (i) the original principal amount of each Note purchased by each respective Assignee shall be the amount set forth opposite such Assignee’s name on Schedule 1 attached hereto, and (ii) the number of shares of common stock in the Company that may be purchased under the Warrant purchased by the each respective Assignee shall be the number of shares set forth opposite such Assignee’s name of Schedule 1 attached hereto.

2.             Payments.

As consideration for the sale, assignment and transfer contemplated in Section 1 hereof, each Assignee shall pay to the Assignors on the Effective Date in immediately available funds the amount set forth opposite such Assignee’s name on Schedule 1 attached hereto, which amount equals such Assignee’s portion of the aggregate Assigned Note Amount.

3.             Reallocation of Payments.

Any interest, fees and other payments accrued prior to the Effective Date with respect to the Original Notes or the Original Warrants shall be for the account of the applicable Assignor.  Any interest, fees and other payments accrued on and after the Effective Date with respect to the Assigned Note Amount shall be for the account of the applicable Assignee.  Each Assignor and each Assignee agrees that it will hold in trust for the other parties any interest, fees and other amounts which it may receive to which the other parties are entitled pursuant to the preceding sentence and pay to the other party any such amounts which it may receive promptly upon receipt.

4.             Independent Credit and Legal Decision.

Each Assignee (a) acknowledges that it has received a copy of the Note Purchase Agreement, the Original Notes, the Original Warrants and the schedules and exhibits thereto, and such other documents and information as it has deemed necessary or appropriate to make its own credit and legal analysis and decision to purchase the Note Portion (as defined below) and Warrant Portion (as defined below) and enter into this Assignment and Acceptance; and (b) agrees that it will, independently and without reliance upon any Assignor, or any other Purchaser and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Note Purchase Agreement.

5.             Effective Date.

(a)   As between the Assignors and the Assignees, the effective date for this Assignment and Acceptance shall be October 22, 2002 (the “Effective Date”); provided that the following conditions precedent have been satisfied on or before the Effective Date:

(i)            this Assignment and Acceptance shall be executed and delivered by each Assignor and each Assignee;

(ii)           new Senior Secured Convertible Promissory Notes, in substantially the form of the Note attached as Exhibit A to the Note Purchase Agreement, in the principal amounts identified in Schedule 1 attached hereto, shall be executed and delivered by the Company to each Assignee;

(iii)          each Original Note held by any Assignor shall be delivered to the Company and marked “cancelled” and thereafter Senior Secured Convertible Promissory Notes in the principal amounts identified on Schedule 1 attached hereto shall be executed and delivered by the Company to each Assignor;

(v)           new Warrants, in substantially the form of the Warrant attached as Exhibit B to the Note Purchase Agreement, for such number of shares of common stock of the Company as identified in Schedule 1 attached hereto, shall be executed and delivered to the applicable Assignees;

(vi)          each Original Warrant held by any Assignor shall be delivered to the Company and marked “cancelled” and thereafter Warrants, for such number of shares of common stock of the Company identified on Schedule 1 hereto, shall be executed and delivered by the Company to each Assignor;

(viii)        in accordance with Section 9 of each Original Note, the Company has received (1) a copy of this Agreement and (2) an opinion that the transfer of each Original Note and Original Warrant may be effected without registration or qualification (under applicable state and federal law); and

(ix)           each Assignee shall pay to the Assignors such Assignee’s portion of all amounts due to the Assignors under this Assignment and Acceptance.

6.             Representations and Warranties.

(a)           Each Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any Lien or other adverse claim; (ii) it is duly organized and existing and it has the full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance and to fulfill its obligations hereunder; (iii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Note Purchase Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; (iv) this Assignment and Acceptance constitutes the legal, valid and binding obligation of the Assignor, enforceable against such Assignor in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights and to general equitable principles; (v) at the time the Assignor acquired the Original Notes and Original Warrants, they were acquired for investment for the Assignor’s own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof; and (vi) no portion of the proceeds of the sale of the Assigned Note Amount and the Assigned Warrant Shares was received by the Assignor for the benefit of the Company.

(b)           No Assignor makes any representation or warranty or assumes any responsibility with respect to any statements, warranties or representations made in or in connection with the Note Purchase Agreement (except those made by Assignor) or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Note Purchase Agreement or any other instrument or document furnished pursuant thereto.  No Assignor makes any representation or warranty in connection with, and assumes no responsibility with respect to, the solvency, financial condition or statements of the Company, or the performance or observance by the Company, of any of its respective obligations under the Note Purchase Agreement or any other instrument or document furnished in connection therewith.

(c)           Each Assignee represents and warrants that (i) it has full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance, and to fulfill its obligations hereunder; (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance; and apart from any agreements or undertakings or filings required by the Note Purchase Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; (iii) this Assignment and Acceptance constitutes the legal, valid and binding obligation of such Assignee, enforceable against such Assignee in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights and to general equitable principles; (iv) the Assignee is acquiring the applicable portion of the Assigned Note Amount (“Note Portion”) and the applicable portion of the Assigned Warrant Shares (the “Warrant Portion”) for investment for such Assignee’s own account, not as nominee or agent, and not with a view to or for resale or distribution of any part thereof, and the Assignee has no present intention of selling, granting any participation in, or otherwise distributing same; (v) the Assignee does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Note Portion or Warrant Portion; (vi) the Assignee has been afforded the opportunity to ask such questions of, and to receive answers from, the Company regarding the terms and conditions of the offering of the Note Portion and Warrant Portion and the business, prospects and financial condition of the Company as it has found necessary to make an informed investment decision; (vii) the Assignee recognizes that an investment in the securities of the Company involves substantial risk and could afford a complete loss of such investment; (viii) the Assignee is an investor in restricted securities of public companies and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Note Portion and Warrant Portion; (ix) the Assignee is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect and understands the meaning of that term; and (x) the Assignee understands that the Note Portion and Warrant Portion are subject to restrictions on transferability and that such Note Portion and Warrant Portion may only be sold or disposed of pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Act”), or pursuant to an exemption from registration provided by the Act.

7.             Further Assurances.

Each Assignor and Assignee hereby agrees to execute and deliver such other instruments, and take such other action, as any such party may reasonably request in connection with the transactions contemplated by this Assignment and Acceptance, including the delivery of any notices or other documents or instruments to the Company, which may be required in connection with the assignment and assumption contemplated hereby.

8.             Miscellaneous.  Any amendment or waiver of any provision of this Assignment and Acceptance shall be in writing and signed by the parties hereto.  No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof and any waiver of any breach of the provisions of this Assignment and Acceptance shall be without prejudice to any rights with respect to any other or further breach thereof.  All payments made hereunder shall be made without any set-off or counterclaim.  This Assignment and Acceptance may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF, each Assignor and Assignee have caused this Assignment and Acceptance to be executed and delivered by, where applicable, its duly authorized officers as of the date first above written.

ASSIGNOR

SANDERLING VENTURE PARTNERS V CO- INVESTMENT FUND, L.P.

By:	Middleton, McNeil & Mills Associates V, LLC

By:	/s/ ROBERT G. MCNEIL
Name:	Robert G. McNeil
Title:	Managing Director

ASSIGNOR

SANDERLING V BIOMEDICAL CO-INVESTMENT FUND, L.P.

By:	Middleton, McNeil & Mills Associates V, LLC

By:	/s/ ROBERT G. MCNEIL
Name:	Robert G. McNeil
Title:	Managing Director

ASSIGNOR

SANDERLING V LIMITED PARTNERSHIP
By:	Middleton, McNeil & Mills Associates V, LLC

By:	/s/ ROBERT G. MCNEIL
Name:	Robert G. McNeil
Title:	Managing Director

ASSIGNOR

SANDERLING V BETEILIGUNGS GMBH & CO. KG
By:	Middleton, McNeil & Mills Associates V, LLC

By:	/s/ ROBERT G. MCNEIL
Name:	Robert G. McNeil
Title:	Managing Director

ASSIGNEE

FRED A. MIDDLETON

By:	/s/ FRED A. MIDDLETON

ASSIGNEE

ROBERT G. MCNEIL

By:	/s/ ROBERT G. MCNEIL

ASSIGNEE

TIMOTHY C. MILLS

By:	/s/ TIMOTHY C. MILLS

ASSIGNEE

TIMOTHY J. WOLLAEGER

By:	/s/ TIMOTHY J. WOLLAEGER

ASSIGNEE

PAULETTE J. TAYLOR

By:	/s/ PAULETTE J. TAYLOR

Acknowledgement

The Company hereby acknowledges that in accordance with Section 11 of each Original Note and Section 7(b) of each Original Warrant, the Company has received (1) a copy of this Assignment and Acceptance and (2) an opinion that the transfer of each Original Note and each Original Warrant may be effected without registration or qualification (under applicable state and federal law), and thereby consents to the Assignors’ assignment of the Assigned Note Amounts and the Assigned Warrant Shares to the Assignees as contemplated by this Assignment and Acceptance.  The Company further acknowledges that the Assignees shall be deemed Purchasers under the Note and Warrant Purchase Agreement dated as of September 19, 2002 among the Company and the other signatories thereto for all purposes thereunder, including without limitation for purposes of the Security Agreement and Intellectual Property Security Agreement (as such terms are defined therein).

ISTA PHARMACEUTICALS, INC.

By:	/s/ VICENTE ANIDO, JR.
Name:	Vicente Anido, Jr., Ph.D.
Title:	President and Chief Executive Officer

SCHEDULE 1

Assigned Note Amounts and Assigned Warrant Shares

Assignors	Original Note	Original Warrant Shares	Assigned Note Amount	Assigned Warrant Shares	New Note	New Warrant Shares

Sanderling Venture Partners V Co-Investment Fund, L.P.	$891,040.69	586,211	$209,059.63	137,539	$681,981.06	448,672
Sanderling V Biomedical Co-Investment Fund, L.P.	$540,206.55	355,399	$126,745.49	83,385	$413,461.06	272,014
Sanderling V Limited Partnership	$145,705.71	95,859	$34,186.07	22,491	$111,519.64	73,368
Sanderling V Beteiligungs GmbH & Co. KG	$123,047.05	80,952	$28,869.81	18,993	$94,177.24	61,959

Totals	$1,700,000	1,118,421	$398,861	262,408	$1,301,139	856,013

Assignees	Purchase Price for Assigned Note Amount and Assigned Warrant Shares	Assigned Note Amount	Assigned Warrant Shares

Fred A. Middleton	$133,333.33	$133,333.33	87,719
Fred A. Middleton	$4,250.00	$4,250.00	2,796
Robert G. McNeil	$183,333.23	$183,333.23	120,614
Robert G. McNeil	$4,250.00	$4,250.00	2,796
Timothy C. Mills	$2,833.33	$2,833.33	1,864
Timothy J. Wollaeger	$44,441.11	$44,441.11	29,240
Timothy J. Wollaeger	$1,417.00	$1,417.00	932
Paulette J. Taylor	$25,000.00	$25,000	16,447

Totals	$398,861	$398,861	262,408

Notice Information for each Assignee
c/o Sanderling Venture Partners 400 S. El Camino Real, Suite 1200 San Mateo, CA 94402 Attention: Andrew Lenz Telephone: (650) 401-2000 Facsimile: (650) 375-7077